UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2009

ANESIVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50573	77-0503399
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 Gateway Boulevard

South San Francisco, California 94080

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (650) 624-9600

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2009, John F. Hamilton became a member of Anesiva’s (the “Company”) Board of Directors (the “Board”). Mr. Hamilton was appointed as a Class II Director with a term expiring at the 2011 annual meeting of shareholders. There was no arrangement or understanding between Mr. Hamilton and any other person pursuant to which Mr. Hamilton was selected as a director. Mr. Hamilton was appointed to the Board’s Audit Committee as Chairman and financial expert. Mr. Hamilton will receive similar benefits to those the Company provides to non-employee independent directors, which are described in Anesiva’s definitive proxy statement filed with the Securities and Exchange Commission on April 8, 2008. The Company also intends to enter into an indemnification agreement with Mr. Hamilton that is in the form of indemnification agreements executed by other members of the Board.

Mr. Hamilton, 63, began his career in international banking with The Philadelphia National Bank and Crocker National Bank and went on to hold senior financial positions at several biopharmaceutical companies, including Treasurer of Chiron Corporation and Vice President and Chief Financial Officer of Glyko Inc. (now BioMarin Pharmaceuticals), a biopharmaceutical company. From 1997 until his retirement in 2007, Mr. Hamilton served as Vice President and Chief Financial Officer of Depomed, Inc., a pharmaceutical company. He sits on the regional board of directors of the Association of Bioscience Financial Officers and is past-president of the Treasurers Club of San Francisco. He is also on the Board of Directors of Vermillion, Inc., a biomedical company, and serves as the Chairman of its Audit Committee. Mr. Hamilton received his M.B.A. from the University of Chicago and his B.A. in International Relations from the University of Pennsylvania.

On February 12, 2009, Rodney A. Ferguson, Ph.D. stepped down as the Chairman of the Compensation Committee of the Board and Michael F. Powell, Ph.D., was appointed as Chairman of the Compensation Committee. Dr. Powell has served as a member of Anesiva’s Board since December 2005. Effective February 17, 2009, Dr. Ferguson also stepped down as Chairman of the Board. The Company will not seek a new Chairman at this time. Dr. Ferguson will remain on the Board as a Director and as a member of both the Audit Committee and the Nominating and Corporate Governance Committee.

In connection with the continuous review of Company operations and cost cutting measures, the position of Chief Financial Officer of the Company has been eliminated, and Jean-Frédéric Viret’s employment with the Company was terminated effective February 18, 2009. The Company will not seek a new Chief Financial Officer at this time. The Company entered into a separation and consulting agreement with Dr. Viret (the “Consulting Agreement”). The Consulting Agreement provides that Dr. Viret will receive severance benefits consisting of (i) a sabbatical payment equal to six weeks of salary, (ii) acceleration of 12 months vesting for outstanding stock options and restricted stock units and (iii) payment of COBRA premiums for up to six months following his termination. Under the terms of the Consulting Agreement, the Company also engaged Dr. Viret as a consultant to provide consulting services to the Company of up to 40 hours per month when and if requested by the Company. Dr. Viret’s outstanding stock options and restricted stock units will also continue to vest and remain outstanding during the consulting period. Dr. Viret’s consulting relationship with the Company will continue for three months, unless it is terminated earlier. The Consulting Agreement also includes a waiver and release of claims by Dr. Viret. The foregoing description of the material terms of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the Consulting Agreement, attached hereto as Exhibit 10.77 and incorporated herein by reference.

On February 18, 2008, the Board appointed John H. Tran as Principal Accounting Officer of the Company, effective immediately. Mr. Tran, 32, joined Anesiva in May 2008 and is the Vice President, Finance and Corporate Controller. Prior to joining Anesiva, from 2004 to 2008, Mr. Tran served in various roles in finance and was most recently the director of finance at Kyphon Inc., a medical device company. Prior to Kyphon, Mr. Tran was a manager in the audit and assurance practice with PricewaterhouseCoopers LLP from January 2000 to September 2004. Mr. Tran received his Bachelor of Arts degrees from the University of California at Santa Barbara in Biology and Business Economics with an Accounting emphasis. Mr. Tran is a certified public accountant in the State of California.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.77	Separation and Consulting Agreement between Anesiva, Inc. and Jean-Frédéric Viret, dated February 18, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 19, 2009	ANESIVA, INC.

	By:	/s/ Michael L. Kranda
Michael L. Kranda
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.77	Separation and Consulting Agreement between Anesiva, Inc. and Jean-Frédéric Viret, dated February 18, 2009.